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                                                                     EXHIBIT 2.2

                                AGREEMENT OF SALE

     THIS AGREEMENT, made as of the 18th day of October, 2000 by and between CONCORD BEVERAGE COMPANY, a Pennsylvania corporation ("Seller"), and CONCORD BEVERAGE LP, a Delaware limited partnership ("Buyer").

                                  W H E R E A S

          A. Seller and Buyer, as seller and purchaser respectively, are parties to that certain Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement"), pursuant to which, inter alia, certain assets of Seller used in the private label carbonated beverage business are to be sold by Seller to Buyer. The Premises (defined below) are used in the same business as the assets to be sold and purchased pursuant to the Asset Purchase Agreement, and the parties wish to enter into this Agreement to set forth their agreement regarding the sale and purchase of the Premises.

          B. The Seller is the owner of that certain land and improvements located at Conchester Road and Aldon Avenue, Concordville, Concord Township, Delaware County, PA, a metes and bounds description whereof is set forth on Exhibit "A", attached hereto and made part hereof (the "Real Property").

          C. Seller has agreed to sell, transfer and convey to Buyer and Buyer has agreed to purchase and acquire from Seller the fee simple title of Seller in and to the Real Property together with all right, title and interest of Seller in and to the building, fixtures and equipment if any including, but not limited to the heating, air conditioning and plumbing systems, if any, appurtenant thereto and/or located thereon (collectively, the "Premises"). For avoidance of doubt, the Premises does not include trade fixtures, inventory, or any property sold pursuant to the Asset Purchase Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth and of other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

               PURCHASE AND SALE

                    Seller hereby agrees to sell and convey the Premises to Buyer, and Buyer hereby agrees to purchase the Premises from Seller, upon the terms and conditions hereinafter set forth.

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               PURCHASE PRICE AND TERMS OF PAYMENT

                    The purchase price to be paid by Buyer to Seller for the Premises shall be the sum of Four Million Seven Hundred Thirty-One Thousand ($4,731,000) Dollars, the entire amount of which is included in the principal of the Promissory Note (Balance) (as defined in the Asset Purchase Agreement) delivered by Buyer to Seller at Closing pursuant to the Asset Purchase Agreement. The Promissory Note (Balance) will be secured by the Mortgage encumbering the Premises, which also is to be delivered by Buyer to Seller at Closing pursuant to the Asset Purchase Agreement. The purchase price is allocated $2,200,000 to land and the balance to buildings and improvements.

               CONDITION OF TITLE

                    Title to the Premises shall be conveyed by Seller by good and sufficient special warranty deed, describing the Real Property as set forth in Exhibit "A" free and clear of all liens, encumbrances, easements, restrictions, leases, tenancies and other rights of use or occupancy and objections except those title exceptions set forth on Exhibit "B" attached hereto and made a part hereof.

                    Title to the Premises shall be conveyed in fee simple and shall be good and marketable and insurable for the benefit of Buyer as such at regular rates by Chicago Title Insurance Corporation (the "Title Company"), subject only to those title exceptions set forth on Exhibit "B" but not subject to any exception or exclusion for so-called "mechanic liens" or "creditors rights." If Closing occurs, search and title insurance costs shall be paid by Buyer.

                    If, at or before Closing, it appears that the Premises may be or is subject to monetary encumbrances, mechanics' or material men's liens, Seller shall at Seller's cost and expense, pay all liens or at Seller's option Seller shall provide the Title Company with such assurances as Title Company may require in order for Title Company to remove said items as exceptions to Buyer's title insurance policy.

                    In the event title to the Premises in accordance with this Agreement cannot be conveyed by Seller, for reasons other than a monetary lien or liens, Buyer shall have the option of taking such title as Seller can give, without abatement of price or, in the alternative, of terminating this Agreement, whereupon neither party shall have any further rights, duties or obligations under this Agreement. Seller shall discharge all monetary liens against the Premises on or before Closing hereunder. Nothing contained in this paragraph however, shall relieve the Seller of any of its obligations under this Agreement except as expressly altered by this Section 3.4.

               CONTINGENCIES

                    The obligation of each party hereunder is subject to the condition that Closing occurs under the Asset Purchase Agreement.

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               CLOSING

                    Closing of the purchase and sale under this Agreement ("Closing") shall be held simultaneously with and at the same place as Closing under the Asset Purchase Agreement. Covenants and representations and warranties of Seller contained in the Asset Purchase Agreement which are intended to survive Closing thereunder shall survive Closing hereunder for the time provided in the Asset Purchase Agreement and otherwise in accordance with and subject to the limitations, if any, contained in the Asset Purchase Agreement.

               AGENCY

                    Each of the parties hereto agrees that it has not dealt with any broker or finder in connection with this transaction. Seller shall indemnify Buyer against, and hold Buyer harmless from, any and all claims for brokerage commissions (including costs of litigation and counsel fees) made against Buyer by any persons claiming a commission in connection with this transaction through its relationship with Seller. Buyer shall indemnify Seller against, and hold Seller harmless from, any and all claims for brokerage commissions (including costs of litigation and counsel fees) made against Seller by any person, claiming a commission in connection with this transaction through its relationship with Buyer. This Section 6.1 shall survive settlement hereunder.

               ZONING CLASSIFICATION

                    The zoning classification of the Real Property under the applicable zoning ordinance is LI Light Industrial.

                    It shall be a condition to Buyer's obligation to consummate Closing hereunder that Buyer shall have received from Concord Township a letter or other writing satisfactory to Buyer, regarding zoning and municipal code compliance of the Premises.

               CLOSING ADJUSTMENTS

                    Seller shall be responsible for all real estate taxes and annual installments of special assessments against the Premises for all tax years preceding the year in which Closing is held and shall pay and discharge the same and certified and pending liens at or before settlement. All real estates taxes and annual installments of special assessments for the current tax year in which Closing is held shall be apportioned between the parties as of the date of Closing on the basis of the fiscal year of the respective taxing authorities. All municipal and Commonwealth transfer taxes shall be divided equally between Buyer and Seller.

                    Seller shall pay as of midnight of the day immediately preceding the closing date, all costs of fuel, water and sewer, gas, electricity, telephone and all other public utilities. If there are meters on the Premises measuring the consumption of water, gas or electricity or other utilities, Seller shall, not more than two (2) days prior to the closing date, cause such meters to be read, and shall properly pay all utility bills for which the Seller is

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liable upon receipt of statements therefore. In the event any such meters are not read, or bills are not timely provided, or bills are provided but are incorrect and are later corrected by the respective utility company, Seller shall be responsible for all amounts which are due for the period ending as of midnight of the day immediately preceding the closing date, and Buyer shall be responsible for all amounts which are due for the period from and after midnight of the day immediately preceding closing and each party shall immediately pay the amounts for which it is responsible and shall indemnify the other party as to such amounts. This obligation to pay and indemnify shall survive closing.

                    In the event any item to be prorated hereunder is not known with certainty as of Closing the proration shall be made based on a mutually agreeable estimate, and the parties will make a further adjustment and payment when the actual number is known. In the event of any error in any proration at Closing discovered by either party and made known to the other party within six
(6) months following Closing, the parties will make a further adjustment and payment to correct such error.

               FIRE OR CASUALTY TO BUILDING

                    The Seller shall maintain, until Closing, to the extent such insurance is reasonably available, those insurance policies relating to the Premises which Seller presently holds. Seller shall maintain the Premises until Closing in substantially the condition the same was as of September 30, 2000, reasonable wear and tear and damage by fire or casualty excepted.

          9.2 In the event of damage to the Premises by fire or casualty between the date hereof and Closing, Buyer shall have the right to consummate Closing or to terminate this Agreement. If Closing is consummated, all proceeds of any casualty insurance policy with respect to any casualty occurring between the date hereof and Closing shall be delivered to Buyer at Closing (net of any amount reasonably expended in protecting or restoring the Premises) and the right to any such proceeds not theretofore paid shall be assigned to Buyer at Closing.

               DEFAULT

                    If Closing has not occurred, and should the Buyer violate or fail to fulfill and perform the terms or conditions of this Agreement or of the Asset Purchase Agreement then Seller shall be entitled to terminate this Agreement as its sole remedy. Without limiting the generality of the foregoing, upon any such termination of this Agreement by Seller, Buyer shall have no right, title or interest in or to the Premises. If Closing has not occurred, and should the Seller violate or fail to fulfill and perform the terms or conditions of this Agreement Buyer shall have the right to terminate the Agreement as its sole remedy. If Closing shall have occurred and either party shall thereafter violate or fail to fulfill and perform any surviving provision hereof, the other party shall be entitled to all remedies available for such breach at law or in equity.

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               ASSIGNMENT

                    This Agreement and the rights of Buyer hereunder must be assigned to any person to which the rights of Buyer under the Asset Purchase Agreement are assigned, if and to the extent assignment of the rights of Buyer thereunder is permitted. Except as provided in the preceding sentence, neither this Agreement nor any rights by Buyer hereunder may be assigned by Buyer, and any purported assignment by Buyer without Seller's prior written consent shall be null and void.

                    Any assignment of any of a party's obligations hereunder shall not release such party from such assigned obligations.

               POSSESSION

                    Possession of the Premises shall be delivered to Buyer at the time of Closing by delivery of the keys to the Premises free of all tenants and occupants and a fee simple special warranty deed in proper recordable form, duly executed and acknowledged by Seller.

                    At Closing, Seller shall also deliver a non-foreign affidavit with respect to Seller as required by IRC Section 1445(b)(2) and the regulations issued thereunder and such other documents and affidavits as may be reasonably required by this Agreement or by the Title Company in order to consummate this transaction and issue the Title Policy to Buyer.

                    At Closing, Seller shall also deliver the Bill of Sale under the Asset Purchase Agreement, which shall include the assignment, to the extent assignable, to Buyer, warranties and guaranties relating to the Premises and licenses, permits, certificates of occupancy, and similar documents issued by any federal, state, or municipal authority or by any private party in connection with the Real Property.

                    Seller will use reasonable efforts to deliver to Buyer any building plans or specifications which may be in Seller's possession relating to the Premises, and any guarantees, warranties, manuals or other papers or records useful in the ownership or operation of the Premises.

               SALE "AS IS" "WITH ALL FAULTS"

                    Except as specifically set forth in this Agreement or in the Asset Purchase Agreement, Buyer acknowledges that Seller is conveying the Premises in its present "as is" and "with all faults" condition, and except as otherwise provided herein or in the Asset Purchase Agreement, Seller has not made and does not make and will not make any warranties or representations, whether express or implied, with respect to the Premises or the value or marketability thereof. Further, Buyer acknowledges that except as otherwise provided herein or in the Asset Purchase Agreement, Seller has not made, does not and will not make, any warranties or representations, whether express or implied, with respect to the Premises or its

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merchantability, habitability or fitness for a particular purpose; any and all representations and warranties of Seller with respect to the Premises are set forth in the Asset Purchase Agreement.

               MISCELLANEOUS

                    FEES AND EXPENSES. Each of the parties hereto will pay and discharge its own expenses and fees in connection with the negotiation of and entry into this Agreement and the consummation of the transactions contemplated hereby.

                    NOTICES. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be made in the manner specified, or, if not specified, shall be delivered by hand (including, delivery by courier service) or sent by registered or certified mail, return receipt requested to:

         if to Buyer:

         Concord Beverage LP
         c/o Cott Corporation
         207 Queen's Quay West, Suite 340
         Toronto, Ontario, Canada
         Attention:  Senior Vice President, General Counsel & Secretary

         with a copy to:

         Hutchins, Wheeler & Dittmar,
         A Professional Corporation
         101 Federal Street
         Boston, MA  02110
         Attention:  James Westra, Esq.

         if to Seller:

         Concord Beverage Company
         c/o Pepsi-Cola and National Brand Beverages , Ltd.
         8275 U.S. Route 130
         Pennsauken, New Jersey 08110
         Attention:  President

         with a copy to:

         Concord Beverage Company
         c/o Pepsi-Cola and National Brand Beverages , Ltd.
         8275 U.S. Route 130
         Pennsauken, New Jersey 08110

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         Attention: Walt Wilkinson

         with a copy to:

         Wolf, Block, Schorr and Solis-Cohen LLP
         1650 Arch Street
         Philadelphia, Pennsylvania  19103
         Attention:  Matthew H. Kamens, Esq.

     All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent five (5) days following the date on which mailed, or on the date on which delivered by hand (including delivery by courier service), as the case may be, and addressed as aforesaid.


                    COUNTERPARTS; DESCRIPTIVE HEADINGS; VARIATIONS IN PRONOUNS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

                    SEVERABILITY; ENTIRE AGREEMENT. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each of the parties' rights and privileges shall be enforceable to the fullest extent permitted by law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by law, the parties hereby waive any provision of any law, statute, ordinance, rule or regulation which might render any provision hereof invalid, illegal or unenforceable. This Agreement, including the Schedules and Exhibits referred to herein, together with the Asset Purchase Agreement including the Schedules and Exhibits referred to therein, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by any of the parties hereto, have been expressed herein or in said Schedules or Exhibits or in the Asset Purchase Agreement or the Schedules or Exhibits thereto. This Agreement may not be amended except by an instrument in writing signed on behalf of the Seller and Buyer.

                    ATTORNEYS' FEES. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the

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successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

                    COURSE OF DEALING. No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                    TIME OF THE ESSENCE. Time is of the essence as to the consummation of Closing under this Agreement but only insofar as time is of the essence as to closing under the Asset Purchase Agreement.

                    GOVERNING LAW. THIS AGREEMENT, INCLUDING THE VALIDITY HEREOF AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.

                    WAIVER OF JURY TRIAL. EACH OF BUYER AND SELLER HEREBY EXPRESSLY WAIVES ITS OR HIS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE PREMISES OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. SELLER AND BUYER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL; AND THAT EACH VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE AND MAY ONLY BE MODIFIED IN AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first set forth above.

ATTEST:                                 CONCORD BEVERAGE LP

                                        By it sole general partner Concord
                                        Holding GP Inc.


/s/ John Feinberg                       By: /s/ Mark Halperin
--------------------------------------      ------------------------------------
John Feinberg                               Name:  Mark Halperin
                                            Title: Senior V.P.

ATTEST:                                 CONCORD BEVERAGE COMPANY

/s/ John Feinberg                       By: /s/ Walter Wilkinson
--------------------------------------      ------------------------------------
John Feinberg                               Name:  Walter Wilkinson
                                            Title: Chief Financial Officer